Exhibit 99.1
New CFO Named by AERT
Monday November 3, 8:00 am ET
Arkansas Executive with 20+ Years of Public Company Finance Experience Chosen
SPRINGDALE, Ark., Nov. 3, 2008 (GLOBE NEWSWIRE) — AERT, Inc. (NasdaqCM:AERT — News), a leading manufacturer of Green building products, today announced the appointment of J. R. Brian Hanna as Chief Financial Officer of the Company. Mr. Hanna has extensive public company financial experience and most recently was the Chief Financial Officer of Brass Eagle Inc. In that capacity, Mr. Hanna was instrumental in the successful spin-out of JT Sports, a worldwide leader in the sporting goods/paintball industry.
“On behalf of the Board of Directors, I am pleased to welcome Brian aboard as AERT’s new CFO,” said Chairman and Company Founder Joe Brooks. “Brian brings to us over 28 years of accounting and financial experience. The Company hopes to tap into his extensive knowledge and contacts as we negotiate lines of credit and develop other banking relationships necessary to drive future growth.”
AERT President, Tim Morrison stated, “Brian knows our region well, having worked and lived in Arkansas for over sixteen years. In addition, he also has a global view, having been in senior management positions outside the U.S. That perspective will serve AERT well as we open new international markets for our products.”
Mr. Morrison continued, “We are operating in a challenging environment, both in the domestic economy as well as within the building sector we serve. Amidst the financial dislocations of Wall Street and Main Street, access to capital has never been a more crucial factor in a company’s ability to sustain and grow. For shareholders, Brian Hanna’s acceptance of our offer is another confirmation that AERT will weather the current economic storm and prosper from an ever-narrowing competitive landscape.”
Commenting on his appointment, Mr. Hanna said, “I’m honored to have been selected to join AERT as its Chief Financial Officer. I am looking forward to working with CEO Joe Brooks and President Tim Morrison to meet our immediate capital challenges as well as building the financial and operation infrastructure to support the growth that I believe lies ahead for the Company.”
Hanna’s functions and responsibilities will include interacting with Company auditors and implementing the controls and procedures necessary to comply with Sarbanes/Oxley. In addition, he will participate in strategic planning and policy development. Mr. Hanna, who is a CPA, obtained his Chartered Accountant designation with Deloitte & Touche, Toronto, before joining GSW Inc, a Canadian public company, as Manager of Internal Audit. Hanna held the positions of Treasurer, Director of Marketing and Vice-President of Finance with GSW before joining Brass Eagle in 1997.
About Advanced Environmental Recycling Technologies, Inc.
Since 1989, AERT (NasdaqCM:AERT — News) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(r) decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See http://www.choicedek.com for more information. AERT’s MoistureShield(r) decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state-of-the-art recycling facility under construction in Watts, Oklahoma. This

LEED certified recycling facility is expected to be operational in the first quarter of 2009. For more information on the Company, visit http://www.aertinc.com.
Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements’’ within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.
AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.’s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
Contact:
For AERT, Inc.
The Birkhill Group, LLC
David McCarthy
212-576-1515
Fax: 212-576-1117
AGORACOM Investor Relations
Investor Relations
http://www.agoracom.com/IR/AERT
AERT@agoracom.com